EXHIBIT 99.1

For Immediate Release	Contact: Patrick Yount
October 9, 2003	(909) 676-5611

HUDSON RCI COMPLETES BANK REFINANCING

Company Gains Financial Flexibility

Temecula, California (October 9, 2003) – Hudson Respiratory Care Inc., a leading manufacturer and marketer of disposable respiratory care and anesthesia products, reported today that it entered into new senior secured credit facilities totaling $60 million.

The new credit facilities consist of a $30 million secured credit facility provided by Wells Fargo Foothill and a $30 million 2nd lien credit facility provided by an institutional investor. Borrowings of $50 million under the new credit facilities were used to repay outstanding borrowings under a prior bank credit facility that was scheduled to mature on June 30, 2004. The balance of the new credit facilities will be available to Hudson RCI for working capital and general corporate purposes. The new credit facilities mature in October 2007.

Chuck French, President and Chief Executive Officer, stated “The bank refinancing will provide Hudson RCI with increased financial flexibility and greater capacity to invest in new products and support growth initiatives. In addition to an increase in our unused availability under our new credit facilities, we were also able to reduce our annual debt service burden by lowering our annual loan amortization requirements.” French added “Our business has developed considerable momentum in the past 12 to 18 months, but until now we haven’t had sufficient access to capital to take full advantage of the growth opportunities available to us.”

About Hudson RCI

Based in Temecula, California, Hudson RCI is a leading manufacturer and marketer of disposable respiratory care and anesthesia products. The company has over 2,000 employees worldwide with manufacturing operations in the United States, Mexico and Malaysia and sales and administrative offices in the United States, Sweden, the United Kingdom, France and Germany. For more information, you can visit the company on the Internet at www.hudsonrci.com.

About Wells Fargo Foothill

Wells Fargo Foothill is a leading provider of senior secured financing to middle-market companies across the United States and Canada. It is part of Wells Fargo & Company (NYSE: WFC), a diversified financial services company with $370 billion in assets, providing banking, insurance, investments, mortgage and consumer finance from more than 5,800 stores and the Internet (wellsfargo.com) across North America and elsewhere internationally. For more information, visit Wells Fargo Foothill on the Internet at www.wffoothill.com.